PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-37980
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                           [HOLDRS MARKET 2000+ LOGO]



                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                              Share          Primary
                    Name of Company                           Ticker         Amounts     Trading Market
         -----------------------------------------------  -------------   ------------- ----------------
         Agere Systems Inc.                                     AGR        0.110136986        NYSE
         American International Group, Inc.                     AIG             2             NYSE
         Astrazeneca p.l.c. *                                   AZN             4             NYSE
         AT&T Inc.                                               T           4.935304         NYSE
         AVAYA Inc.                                              AV           0.3333          NYSE
         BellSouth Corporation                                  BLS             5             NYSE
         BP p.l.c. *                                             BP             3             NYSE
         Bristol-Myers Squibb Company                           BMY             3             NYSE
         BT Group p.l.c.                                         BT             2             NYSE
         CBS Corporation Class B "New"                          CBS            1.5            NYSE
         Cisco Systems, Inc.                                    CSCO            3            NASDAQ
         Citigroup Inc.                                          C              3             NYSE
         Comcast Corporation                                   CMCSA          1.941          NASDAQ
         The Coca-Cola Company                                   KO             3             NYSE
         Dell Inc.                                              DELL            5            NASDAQ
         Deutsche Telekom AG *                                   DT             5             NYSE
         Eli Lilly and Company                                  LLY             2             NYSE
         EMC Corporation                                        EMC             2             NYSE
         Exxon Mobil Corporation                                XOM             4             NYSE
         France Telecom *                                       FTE             2             NYSE
         General Electric Company                                GE             3             NYSE
         GlaxoSmithKline p.1.c.                                 GSK             3             NYSE
         Hewlett-Packard Company                                HPQ             4             NYSE
         Home Depot, Inc.                                        HD             4             NYSE
         Intel Corporation                                      INTC            2            NASDAQ
         International Business Machines Corporation            IBM             2             NYSE
         JDS Uniphase Corporation                               JDSU            2            NASDAQ
         Johnson & Johnson                                      JNJ             4             NYSE
         LM Ericsson Telephone Company *                       ERICY           0.9           NASDAQ
         Lucent Technologies Inc.                                LU             4             NYSE
         McDATA Corporation                                    MCDTA       0.073613802       NASDAQ
         Medco Health Solutions                                 MHS           0.3618          NYSE
         Merck & Co., Inc.                                      MRK             3             NYSE
         Microsoft Corporation                                  MSFT            6            NASDAQ
         Morgan Stanley                                         MWD             2             NYSE

                                                                         (continued on following page)

                                                                              Share         Primary
                    Name of Company                           Ticker         Amounts     Trading Market
         -----------------------------------------------  -------------   ------------- ----------------
         Nippon Telegraph and Telephone Corporation *           NTT             3             NYSE
         Nokia Corp. *                                          NOK             4             NYSE
         Nortel Networks Corporation                             NT             2             NYSE
         Novartis AG *                                          NVS             5             NYSE
         Oracle Corporation                                     ORCL            4            NASDAQ
         Pfizer Inc.                                            PFE             4             NYSE
         Qwest Communications International Inc.                 Q              4             NYSE
         Royal Dutch Petroleum Company  *                        RD             3             NYSE
         Sony Corporation *                                     SNE             2             NYSE
         Sun Microsystems, Inc.                                 SUNW            4            NASDAQ
         Syngenta AG                                            SYT        1.038608908        NYSE
         Texas Instruments Incorporated                         TXN             3             NYSE
         The St. Paul Travelers Companies, Inc.                 STA         0.17158726        NYSE
         Time Warner Inc.                                       TWX             6             NYSE
         TOTAL S.A. *                                           TOT             2             NYSE
         Toyota Motor Corporation *                              TM             2             NYSE
         Verizon Communications                                  VZ             4             NYSE
         Viacom Inc. Class B "New"                             VIA.B           1.5            NYSE
         Vodafone Airtouch p.l.c. *                             VOD             5             NYSE
         Wal-Mart Stores Inc.                                   WMT             4             NYSE
         Zimmer Holdings, Inc.                                  ZMH            0.3            NYSE

    ------------------------------------

    * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.


    The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.